[MONMOUTH COMMUNITY BANCORP LETTERHEAD]




                                 July ___, 2002





Dear Valued Shareholder:

     Enclosed please find a copy of our offering prospectus which details Monmouth Community Bancorp's current capital raising endeavor. As an existing shareholder, you have the opportunity or right to purchase one share of Monmouth Community Bancorp common stock for each share that you currently own. The offering price for our common stock is $_______ per share.

     If you wish to exercise your rights to purchase shares of our common stock, please carefully review the offering prospectus delivered herewith and then complete, sign and return the Rights Exercise Notice attached as Appendix A to the offering prospectus, together with payment for the shares to be purchased by you. Please be advised that your opportunity to purchase shares of our common stock pursuant to rights expires on September 30, 2002.

     In addition to the offering of common stock to our existing shareholders, we are offering 150,000 shares to the general public, plus the number of shares reserved for, but not purchased by, our current shareholders (i.e. 1,173,415 shares of our common stock minus the number of shares purchased by our existing shareholders pursuant to rights). Even if you purchase shares of our common stock pursuant to rights, you may subscribe to purchase additional shares by completing, signing and returning the Subscription Agreement attached as Appendix B to the offering prospectus, together with payment for the shares subscribed for by you. Please be advised that the offering of our common stock to the general public is scheduled to expire on November 30, 2002, unless extended.

     The Board of Directors, Advisory Boards, Management and entire staff of Monmouth Community Bancorp are appreciative of your continued support. Should you have any questions regarding any of the information contained in the enclosed offering prospectus, or are unsure of the number of shares of our common stock that you currently own, please do not hesitate to contact me at
(732) 571-1300.

                                          Sincerely,



                                          -----------------------------------
                                          JAMES S. VACCARO,
                                          Chairman & Chief Executive Officer